Exhibit 99.1

New York Mortgage Trust Arranges

Three Year Repo Financing Secured by Multifamily CMBS

NEW YORK, NY November 22, 2013 - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT” or the “Company”) announced today its entry, through a wholly-owned subsidiary, into a master repurchase agreement with a three-year term for the purpose of financing certain commercial mortgage-backed securities collateralized by multifamily mortgage loans owned by the Company (“Multifamily CMBS”). The Company received gross cash proceeds of approximately $56 million before deducting expenses associated with the transaction.

Steven R. Mumma, the Company’s Chief Executive Officer and President, commented: “The Company is pleased with its completion of a structured financing of certain of its Freddie Mac K-Series securities. This financing will reduce our reliance on short term borrowings and working capital to fund these assets. Our continued efforts to securitize both our distressed loan portfolio and portions of our CMBS portfolio reduce the Company’s reliance on banking system liquidity.”

Pursuant to the terms of the master repurchase agreement, RB Commercial Mortgage LLC (the “Seller”), a wholly-owned subsidiary of NYMT, transferred Multifamily CMBS having an estimated aggregate market value of approximately $93 million to New York Mortgage Securitization Trust 2013-1 (the “Issuer”), a special purpose entity, in exchange for the proceeds set forth above. The proceeds of the transaction to NYMT were generated from the Issuer’s concurrent private placement of approximately $56 million of notes pursuant to an indenture (the “Notes”).

The Notes bear interest that is payable monthly at a per annum rate equal to one-month LIBOR plus 5.25%. The Notes and the financing under the master repurchase agreement are scheduled to mature in November 2017, at which time the Issuer will transfer the Multifamily CMBS serving as collateral back to the Seller upon repayment of the outstanding principal balance of the Notes. All income received on the Multifamily CMBS during the term of the master repurchase agreement will be applied to pay any price differential and to reduce the aggregate repurchase price of the collateral under the master repurchase agreement. In connection with the transaction, NYMT agreed to guarantee the due and punctual payment of the Seller’s obligations under the master repurchase agreement.

The Multifamily CMBS serving as collateral under the master repurchase agreement are comprised of three first-loss principal-only securities from separate Freddie Mac-sponsored Multifamily K-Series transactions. The Company used a portion of the net proceeds from this transaction to fund its purchase of one of the securities included in this transaction and expects to use the balance of the net proceeds for general corporate purposes.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). The Company invests in mortgage-related and financial assets and targets Agency RMBS, consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS, Agency IOs consisting of interest only and inverse interest only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans, multi-family CMBS, certain commercial real estate-related debt investments and residential mortgage loans, including loans sourced from distressed markets.

Forward-Looking Statements

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. These risks and uncertainties and other factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

AT THE COMPANY

Kristine R. Nario

Investor Relations

Phone: (646) 216-2363

Email: knario@nymtrust.com